For Immediate Release                      Contact:  Rubenstein Associates, Inc.
                                                                  Robert Solomon
                                                                  (212)-843-8050
Lone Star Steakhouse & Saloon, Inc.                                Nasdaq:  STAR
Australian Divestiture Plan
Wichita, Kansas                                                December 22, 2003

Lone Star  Steakhouse & Saloon,  Inc.  ("Lone Star" or "the Company")  announced today that it has entered into a definitive  sales agreement that will result in the divestiture and discontinuance of its Australian operations. Under the terms of the agreement, Lone Star will sell the majority of its restaurant assets to a new company owned by Robert  Lapointe and Tim Smith,  current  management of the
Australian operations.  The sale is expected to close prior to the end of fiscal
2003.

The  Company  will  record a  non-cash  charge  to  discontinued  operations  of approximately  $9.0 to $10.0  million  ($.43 to $.48 per  share)  in the  fourth quarter of fiscal 2003, with an additional charge to discontinued  operations of approximately $0.5 million ($.02 per share) for windup expenditures  anticipated in fiscal 2004. The 2003 charge includes the realization of the foreign currency translation  adjustment  previously  recorded  as  reductions  in  shareholders'
equity.

Jamie B. Coulter,  the Company's Chief Executive  Officer,  stated that, "we are pleased to have entered into this agreement with our  Australian  partners.  The sale of our  Australian  operations  will allow us to continue to concentrate on the growth of our domestic operations."

Lone  Star  owns and  operates  249  domestic  and 19  international  Lone  Star
Steakhouse & Saloon restaurants; 15 Sullivan's Steakhouse restaurants;  five Del
Frisco's Double Eagle Steak House  restaurants and one Frankie's  Italian Grille restaurant.  Licensees  operate three domestic and one  international  Lone Star restaurants,  and one domestic Del Frisco's Double Eagle Steak House restaurant.
More information can be found at www.lonestarsteakhouse.com.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the  Securities  Exchange Act of 1934,  as amended.  Although the Company believes the assumptions  underlying the  forward-looking  statements  contained herein, are reasonable,  any of the assumptions could be inaccurate and there is no  assurance  that the sale will be concluded or that the impact on Lone Star's results of operations or financial condition will not vary, and therefore, there can be no assurance that the forward-looking  statements  contained in the press release will prove to be accurate.